EXHIBIT B

                        FORM OF CREDIT REQUEST



To:       National City Bank, as Agent

Subject:  Amended and Restated Credit Agreement, dated as of
          September 8, 1994 (the "Credit Agreement"), among Health Care REIT, Inc. ( Borrower), the Banks which are a party thereto and National City Bank, as Agent.

Greetings:

     Each term in this Credit Request shall be defined in accordance with the Credit Agreement. Pursuant to the Credit
Agreement, we request

     ( ) the Banks to grant us a Revolving Credit Borrowing consisting of a series of Prime Rate Loans in the aggregate principal sum of $___________________ to be made available on the ____ day of ______________, 19___

     ( ) the Banks to grant us a Revolving Credit Borrowing consisting of a series of LIBOR Rate Loans in the aggregate principal sum of $___________________, each with an initial
Interest Period of _________ month(s), to be made available on the ____ day of ______________, 19___.*

and, in the case of any such requested Revolving Credit Borrowing, to disburse the proceeds as follows: ____________________________
__________________________________________________________________
__________________________________________________________________

     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Revolving Credit Borrowing, before and after giving effect thereto and to the application of the proceeds therefrom:

     (i) The representations and warranties contained in Article IV are correct on and as of the date of this Credit Request and will be true on and as of the date of the Revolving Credit Borrowing referenced herein after giving effect to such Revolving Credit Borrowing, and to the application of the proceeds therefrom, and

     (ii) No event has occurred and is continuing, or would result from such Revolving Credit Borrowing or from the application of the proceeds therefrom which constitutes a Default or an Event of Default, and

     (iii) Each existing Subsidiary of the Borrower has delivered to the Agent (i) a Guaranty Agreement, duly executed by an authorized officer of such Subsidiary, (ii) a certificate in the form of Exhibit G-2, (iii) certified copies of its organizational documents and (iv) an opinion of counsel to such Subsidiary as to the matters set forth in Section 3.01(g)(ii), and

     (iv) The proceeds of such Revolving Credit Borrowing will be used for the purposes specified in Section 2.01(b) of the Credit
Agreement, and

     (v) There has been no event which has resulted or would, more likely than not, result in a Material Adverse Effect.

     The undersigned further certifies that attached hereto is a Borrowing Base Report, dated as of the date hereof, which report is true and correct as of the date hereof.

                                             Very truly yours,


                                          HEALTH CARE REIT, INC.


                                   By:

                                   Its:





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*   In the event that the Borrower desires to request more than one
LIBOR Rate Borrowing (having a different Interest Period) on the same day the Borrower may deliver more than one Credit Request
(subject to the limitations of 2.02(b)).